                                                                     EXHIBIT 4.4

                  CERTIFICATE OF DETERMINATION OF PREFERENCES

            OF 12% JUNIOR CONVERTIBLE CUMULATIVE PREFERRED STOCK OF

                          HUDSON RESPIRATORY CARE INC.

                            a California corporation

     The undersigned certify that:

     A. They are the President and Secretary, respectively , of Hudson Respiratory Care Inc., a California corporation (the "Company").

     B. The authorized number of shares of Preferred Stock is 2,000,000 of which 397,694 shares have been issued. The authorized number of shares of 12% Junior Convertible Cumulative Preferred Stock is 10,000 shares, none of which has been issued.

     C. Pursuant to the authority given by the Company's Amended and Restated Articles of Incorporation, the Board of Directors of the Corporation (the "Board") duly has approved and adopted the following recitals and resolutions:

     WHEREAS, the Articles of Incorporation of the Company authorize the Board of Directors to determine the designations and powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby establish a series of Preferred Stock as follows:

     (a) The designation of such series of Preferred Stock is the 12% Junior Convertible Cumulative Preferred Stock (the "Junior Preferred Stock"), and the number of shares of such Junior Preferred Stock is 10,000;

     (b) The designations and powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidations preference granted to and imposed upon Junior Preferred Stock and the holders thereof (the "Holders") shall be as set forth below:

     (c)  Ranking.  The Junior Preferred Stock will, with respect to dividend
          -------
rights and rights on liquidations, winding-up and dissolutions, rank (i) senior to common stock of the Company (the "Common Stock") and to each other series of Preferred Stock established hereafter by the Board of Directors the terms of which do not expressly provide that it ranks senior to, or on parity with, the Junior Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company,
(ii) junior to the 112% Senior PIK Preferred Stock due 2010 (the "Senior PIK Preferred Stock") as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (iii) on a parity with each other series of Preferred Stock established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Junior Preferred as to dividend rights and right on liquidation, winding-up and dissolutions (collectively referred to as "Parity Stock").

     (d)  Dividends.
          ---------

          (i) The holders of shares of Junior Preferred Stock then outstanding shall be entitled to receive, prior to any payment or declaration of dividends in respect of the outstanding Common Stock or any other capital stock of the Company (other than the Senior Preferred Stock or Parity Stock), when and if declared by the Board, out of funds legally available for the payment of dividends, cumulative dividends at the rate of (a) $120 per share plus (b) an amount determined by applying a 12% annual rate compounded semi-annually to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment of such dividend. Such dividends on the outstanding shares of Junior Preferred Stock shall be payable on each April 15 and October 15 (each such date being a "Dividend Payment Date"). The Board may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof. Each of such semi-annual dividends (whether payable in cash or in stock) shall be fully cumulative and shall accrue from day to day (whether or not declared) from the first day of each period in which such dividend may be payable as herein provided, except that with respect to the first semi-annual dividend, such dividend shall accrue from the date of issuance of the Junior Preferred Stock. Dividends, when, as permitted by the debt agreements of the Company or any of its Subsidiaries, or, at the Company's option, by issuing shares, of Junior Preferred Stock shall constitute full payment of the Dividend.

          (ii) All dividends paid with respect to shares of the Junior Preferred Stock pursuant to this paragraph (d) shall be paid pro rata to the Holders entitled thereto.

          (iii) No full dividends may be declared or paid or funds set apart for the payment of dividends by the Company on the Junior Preferred Stock for any period unless full cumulative dividends with respect to each Dividend Payment Date ending on or before such period shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sufficient sum in cash set apart for such payment on the Senior PIK Preferred Stock. If full dividends are not so paid, the Parity Stock will share dividends pro rata with the Junior Preferred Stock.

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          (iv)   No dividend whatsoever may be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Junior Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid or declared and, if payable in cash, a sufficient sum in cash set apart for the payment of such dividend, upon all outstanding shares of Junior Preferred Stock.

          (v) No full dividends may be declared or paid or funds set apart for the payment of dividends by the Company on any Parity Stock for any period unless full cumulative dividends in respect of each Dividend Period ending on or before such period shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sufficient sum in cash set apart for such payment on the Junior Preferred Stock. If full dividends are not so paid, the Junior Preferred Stock will share dividends pro rata with the Parity Stock.

          (vi) The Company will not (A) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock or (B) repurchase, redeem or otherwise retire any Junior Stock or Parity Stock, nor may funds be set apart for payment with respect thereto, unless all accrued and unpaid dividends with respect to the Junior Preferred Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends, if payable in cash. As used herein, the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock.

          (vii) Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

          (viii) Dividends payable on the Junior Preferred Stock for any period other than a Dividend Period shall be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed in the period for which payable and will be deemed to accrue on a daily basis. Dividends payable on the Junior Preferred Stock for a full Dividend Period will be computed by dividing the per annum dividend rate by two.

     (e)  Liquidation Preference.  Upon any voluntary or involuntary
          ----------------------
liquidation, dissolution or winding-up of the Company, each Holder of Junior Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to its shareholders, an amount (the "Liquidation Preference") equal to the sum of (i) $1,000 per share of Junior Preferred Stock held by such Holder plus (ii) an amount in cash equal to all accumulated and unpaid dividends (whether or not declared, and including any accrual amounts thereon as provided in subsection (d)(i) above) thereon to the date fixed for liquidation, dissolution or winding-up before any distribution is made on any Junior Stock, including, without limitation, common stock of the Company. All assets or surplus funds of the Company available for distribution to its shareholders, whether such assets are capital, surplus or earnings, shall be distributed in the following order of priority:

          (i)   First, ratably among the holders of the Senior PIK Preferred
                -----
Stock (in proportion to the full liquidation preference and accumulated and unpaid dividends that would be payable on such shares of Senior PIK Preferred Stock, if amounts payable thereon had been paid in full);

          (ii)  Second, ratably among the holders of the Junior Preferred Stock
                ------
and the Parity Stock (in proportion to the full liquidation preference and accumulated and unpaid dividends that would be payable on such shares of Junior Preferred Stock and the Parity Stock, respectively, if all amounts payable thereon had been paid in full) in any distribution of assets of the Company to which each is entitled.

          (iii) Third, ratably among the holders of the Junior Stock.
                -----

          After payment of the full amount of the Liquidation Preference of the outstanding shares of Junior Preferred Stock (plus all accumulated and unpaid dividends), the holders of shares of Junior Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

          For the purposes of this paragraph (e), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

     (f)  Optional Redemption.
          -------------------

          (i) Each share of the Junior Preferred Stock may be redeemed at any time or from time to time, in whole or in part, at the option of the Company at the redemption price of the 100% of the Liquidation Preference of such share (the "Redemption Price").

          (ii) In the event of a redemption of only a portion of the then outstanding shares of Junior Preferred Stock, the Company shall effect such redemption on a pro rata basis, except that the Company may redeem all of the shares held by Holders of fewer than 100 shares (or all of the shares held by Holders who would hold lower than 100 shares as a result of such redemption), as may be determined by the Company.

          (iii) Procedure for Optional Redemption.
                ---------------------------------

                (A) On and after the Optional Redemption Date (the "Redemption Date"), unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of Junior Preferred Stock called for redemption and all rights of Holders of such shares will terminate except for the right to receive the Optional Redemption Price, without interest; provided, however, that if a notice of redemption shall have been given as
--------  -------
provided in
subparagraph (iii)(B) and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably set apart by the Company, in trust for the benefit of the Holders of the shares called for redemption, then dividends shall cease to accumulate on the Redemption Date on the shares to be redeemed and, at the close of business on the day on which such funds are segregated and set apart, the Holders of the shares to be redeemed shall, with respect to the shares to be redeemed, cease to be Stockholders of the Company and shall be entitled only to receive the Optional Redemption Price, for such shares without interest from the Redemption Date.

          (B) With respect to a redemption, the Company will send a written notice of redemption by first class mail to each holder of record of shares of Junior Preferred Stock, not fewer than 30 days nor more than 60 days prior to the Redemption Date at its registered address (the "Redemption Notice") and notice, if mailed in the manner herein provided, shall conclusively be presumed to have been given, whether or not the Holder receives such notice; provided,
                                                                    --------
however, that no failure to give such notice nor any deficiency therein shall
-------
affect the validity of the procedure for the redemption of any shares of Junior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

              (1)  the Optional Redemption Price;

              (2) whether all or less than all the outstanding shares of Junior Preferred Stock are to be redeemed and the total number of shares of Junior Preferred Stock being redeemed;

              (3)  the Redemption Date;

              (4) that the Holder is to surrender to the Company, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Junior Preferred Stock to be redeemed; and

              (5) that dividends on the shares of the Junior Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price.

          (C) Each Holder of Junior Preferred Stock shall surrender the certificate or certificates representing such shares of Junior Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (g)  Voting Rights.
          -------------

          (i) The Holders of Junior Preferred Stock, in addition to any other voting rights required under California law, shall be entitled, subject to paragraph (g)(ii)(A), to cast a one-half vote per share on matters required or permitted to be voted upon by the shareholders of the Company, and the Junior Preferred Stock shall vote together with the Company's common stock ("Common
Stock") as a single class on all such matters.   Further, the Holders of the
Junior Preferred Stock, voting as a separate class, shall have the voting rights set forth in paragraph (g)(ii).

          (ii) (A) So long as any shares of Junior Preferred Stock are outstanding, the Company will not authorize, create or increase the authorized amount of any class or series of Capital Stock or Preferred Stock, the terms of which expressly provide that such class or series will rank senior to the Junior Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Stock") or Parity Stock without the affirmative vote or consent of Holders of at least two-thirds of the shares of Junior Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

               (B) So long as any shares of the Junior Preferred Stock are outstanding, the Company will not amend this Certificate of Determination so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Junior Preferred Stock or to authorize the issuance of any additional shares of Junior Preferred Stock (except to authorize the issuance of additional shares of Junior Preferred Stock to be paid as dividends on the Junior Preferred Stock, for which no consent shall be necessary) without the affirmative vote or consent of Holders of at least a majority of the issued and then outstanding shares of Junior Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided that this paragraph shall not prohibit the merger of the
         --------
Company and a Wholly Owned Subsidiary of the Company or the Company incorporated in another state of the United States solely for the purpose of reincorporating the Company to the extent that the surviving corporation issues to the Company shares of a series of Preferred Stock having an aggregate liquidation preference equal to the Liquidation Preference of the Junior Preferred Stock outstanding immediately prior to such merger and terms and provisions substantially similar to those of the Junior Preferred Stock.

               (C) Except as required under California law or as set forth in paragraph (g)(ii)(A) or (B) above, (x) the creation, authorization or issuance of any shares of any Junior

Stock, Parity Stock or Senior Stock, including the designation of a series thereof within the existing class of Junior Preferred Stock, or (y) the increase or decrease in the amount of authorized capital stock of any class, including any Junior Preferred Stock, shall not require the consent of Holders of Junior Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Junior Preferred Stock.

     (h)  Conversion or Exchange.
          ----------------------

          (i)   Optional Conversion.  Each share of Junior Preferred Stock shall
                -------------------
be convertible, without the payment of any additional consideration by the Holder thereof and at the option of the Holder thereof, at any time after the date of issuance of such share, at the office of the Company into such number of fully paid and nonassessable shares of Common Stock as determined by dividing $1,000 (the "Original Purchase Price") by the Conversion Price in effect at the time of conversion. In addition, each Holder of Junior Preferred Stock shall also receive in respect of each share converted all accrued and unpaid dividends on such share payable at the election of the Holder, either (1) in a number of additional shares of Common Stock obtained by dividing the amount of accrued and unpaid dividends on each share of Junior Preferred Stock by the Conversion Price in effect at the time of the conversion or (2) in cash in the amount of such accrued and unpaid dividends on such share of Junior Preferred Stock. The initial Conversion Price at which shares of Common Stock shall be deliverable upon conversion(the "Conversion Price") shall be $10 per share. Such Conversion Price shall be subject to adjustment as provided in section (h)(vi) below.

          (ii)  Automatic Conversion.  Each share of Junior Preferred Stock
                --------------------
shall automatically be converted into that number of shares of Common Stock as determined by dividing $1,000 (the "Original Purchase Price") by the Conversion Price in effect at the time of conversion. In addition, each Holder of Junior Preferred Stock shall also received for accrued and unpaid dividends on each share, subject to the election of the Holder, either (1) a number of additional shares of Common Stock obtained by dividing the amount of accrued and unpaid dividends on each share of Junior Preferred Stock by the Conversion Price in effect at the time of the conversion or (2) cash in the amount of such accrued and unpaid dividends on such share of Junior Preferred Stock upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Company's Common Stock.

                (B) Additionally, each share series of Junior Preferred Stock shall be automatically converted into shares of Common Stock at the Conversion Price in effect at the time of conversion upon the optional conversion into Common Stock of a cumulative number of shares of Junior Preferred Stock representing two thirds of the aggregate number of shares of Junior Preferred Stock theretofore issued by the Company.

          (iii) Fractional Shares.  No fractional shares of Common Stock shall
                -----------------
be issued upon conversion of the Junior Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Conversion Price.

          (iv) Mechanics of Optional Conversion.  Before any holder of Junior
               --------------------------------
Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such Holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in a form satisfactory to the Company, duly executed by the registered Holder or by such Holder's his or its attorney duly authorized in writing, at the office of the Company, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein such Holder's name or the names of the nominees in which such Holder wishers the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Junior Preferred Stock, or to his or its nominee or nominees, a certificate or certificates for the number of shares of Common stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Junior Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the Holder with respect to the Junior Preferred Stock so converted shall terminate, except only the right of such holder, upon surrender of his or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof and cash for fractional shares.

          (v)  Mechanics of Automatic Conversion.  All holders of record of
               ---------------------------------
shares of Junior Preferred Stock will be given written notice of the date of any automatic conversion referenced in Section (h) (ii). Such notice will be sent by mail, first class, postage prepaid, to each record holder of Junior Preferred Stock at such holder's address appearing on the stock register. Each holder of shares of Junior Preferred Stock shall, promptly after receiving such notice, surrender such holder's certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock or other securities to which such holder is entitled. Upon the date of any such automatic conversion, all rights with respect to the Junior Preferred Stock will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock or other securities into which such Junior Preferred Stock has been converted and cash for fractional shares, plus any dividends thereon declared and unpaid as of the time of such conversion. All certificates evidencing shares of Junior Preferred Stock which are automatically converted in accordance with the provisions hereof shall, from and after the date of such automatic conversion, be deemed to have been retired and canceled and the shares of Junior Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates. As soon as practicable after the date of any such automatic conversion and the surrender of the certificate or certificates for Junior Preferred Stock as aforesaid, the Company shall cause to be issued and delivered to such holder, or to such holder's written order, a certificate or certificates for the number of full shares of Common Stock or other securities issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection (h) (iii) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

          (vi) Certain Adjustments to Conversion Price.
               ----------------------------------------

               (A) Adjustment for Stock Splits, Stock Dividends and Combinations
                   -------------------------------------------------------------
of Common Stock. In the event the outstanding shares of Common Stock shall,
---------------
after the filing of this Certificate of Designation, be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination or dividend or other distribution, be proportionately adjusted.

               (B) Adjustment for Merger or Reorganization, Etc.  In case of a
                   ---------------------------------------------
reclassification, reorganization or exchange transaction or any consolidation or merger of the Company with another corporation (other than a merger or other reorganization which is deemed to be a liquidation pursuant to Section (d)), each share of Junior Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Junior Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Junior Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Junior Preferred Stock.

               (C) Adjustments for Other Dividends and Distributions.  In the
                   -------------------------------------------------
event the Company at any time or from time to time after the filing of this Certificate of Determination makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Junior Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Junior Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section (h) with respect to the rights of the holders of the Junior Preferred Stock.

          (i) Reissuance of Junior Preferred Stock.  Shares of Junior Preferred
              ------------------------------------
Stock that have been issued and reacquired in any manner shall not be reissued as shares of Junior Preferred Stock and shall (upon compliance with any applicable provisions of the laws of California) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided,
                                                                    --------
however, that so long as any shares of Junior Preferred Stock are outstanding,
-------
any issuance of such shares must be in compliance with the terms hereof.

          (j)  Certificates.
               ------------

               (i)   Form and Dating.  The Junior Preferred Stock shall be in
                     ---------------
the form approved by the Company in accordance with the applicable provision of the laws of California. The Junior Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

               (ii)  Execution.  Two Officers shall sign the certificates
                     ---------
representing Junior Preferred Stock for the Company by manual or facsimile signature. The Company's seal shall be impressed, affixed, imprinted or reproduced on the Junior Preferred Stock and may be in facsimile form.

               (iii) Legend.  Each certificate evidencing the Junior Preferred
                     ------
Stock shall bear a legend in substantially the following form:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION REGISTERED UNDER SUCH ACT OR PURSUANT TO AN AVAILABLE EXEMPTION THEREFROM UNDER SAID ACT OR THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

     RESOLVED FURTHER, that the President and Secretary of the Company are hereby authorized and directed to execute, acknowledge, file and record a Certificate of Determination of Preferences in accordance with the foregoing resolutions and provisions of California law.

     The undersigned each further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge and that this certificate has been executed on August 2, 2001 in Temecula, California.


                                    /s/ Richard W. Johansen
                                    ------------------------------
                                    Richard W. Johansen, President



                                    /s/ Patrick Yount
                                    ------------------------------
                                    Patrick Yount, Secretary